Exhibit 99.2

Berkshire Hills Elects J. Williar Dunlaevy as Board Chair; William J. Ryan to Remain on Board

BOSTON, October 28, 2019 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) announced that its Board of Directors has unanimously elected J. Williar (“Bill”) Dunlaevy to serve as its Chairman, effective December 1, 2019. A former bank CEO, Mr. Dunlaevy has served as a director since 2011 and is designated as independent as well as a financial expert by the Board of Directors under the rules of the Securities and Exchange Commission and the New York Stock Exchange. The Company’s banking subsidiary, Berkshire Bank, has similarly elected Mr. Dunlaevy as Board Chair.

Mr. Dunlaevy commented, “I’m honored to have been chosen to succeed Bill Ryan as Chairman, and I look forward to continuing to work with the management team and the entire Board to deliver on our commitment to our shareholders, customers, and communities. I want to thank Bill for his leadership, friendship and tremendous contributions to Berkshire as chairman over the past five years. I’m pleased that he’ll remain as a director so the board may continue to benefit from his substantial banking experience and valued judgement. Our Board and management team remain dedicated to our vision of building a 21st century community bank.”

Mr. Ryan stated, “I’m delighted that the Board has selected Bill Dunlaevy to succeed me as Chairman. He has great expertise in community banking and is committed to success for our company, culture, and vision. I look forward to continuing to work closely with Bill in our new roles as I scale back my commitments for health reasons.”

Mr. Dunlaevy is the former Chief Executive Officer and Chairman of the Board of Legacy Bancorp, Inc. and Legacy Banks (“Legacy”). He served as the Chief Executive Officer and Chairman of the Board of Legacy from 1996 until their merger with Berkshire in 2011. A community leader, Mr. Dunlaevy currently serves as a director of the Berkshire Bank Foundation and previously served as Chairman of the Berkshire Taconic Community Foundation. Mr. Dunlaevy has also been a director of the Depositors Insurance Fund, Massachusetts Bankers Association, and Savings Bank Life Insurance Company of Massachusetts (“SBLI”).

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank which is transforming into a 21st century community bank with a culture of belonging. Headquartered in Boston, Berkshire operates 132 banking offices in seven Northeastern states, with approximately $13.5 billion in assets.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements.

CONTACTS

Investor Relations Contact

David Gonci, Capital Markets Director, 413-281-1973

Media Contact

Diana Pisciotta; Communications Contact; 617-784-5256

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